Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Protara Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(6)
Equity	Amended and Restated 2014 Equity Incentive Plan Common Stock, $0.0001 par value per share	Other	840,181(2)	$4.390(4)	$3,688,394.59	.0000927	$349.91
Equity	2014 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Other	7,025(3)	$3.732(5)	$26,213.79	.0000927	$2.43
Total Offering Amounts					$3,714,608.38		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$344.34

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Protara Therapeutics, Inc.’s (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”) that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents additional shares of Common Stock reserved for future grant under the Amended and Restated 2014 Equity Incentive Plan, as amended (the “EIP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to an “evergreen” provision contained in the EIP. Pursuant to such provision, the EIP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the EIP on January 1 of each calendar year in an amount equal to (a) 4% of the total number of shares of the Registrant’s Stock (as defined in the EIP) outstanding as of the end of the immediately preceding fiscal year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.

(3)	Represents additional shares of the Registrant’s Common Stock reserved for issuance under the 2014 Employee Stock Purchase Plan (the “ESPP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, the ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1 of each calendar year, from January 1, 2015 and ending on (and including) January 1, 2024, in an amount equal to (a) the lesser of (i) 1% of the total number of shares of Common Stock outstanding as of the end of the immediately preceding fiscal year or (ii) 7,025 shares of Common Stock; or (b) such lesser number of shares of Common Stock as is determined by the Board for the applicable year.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on Nasdaq Capital Market on March 4, 2022.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on Nasdaq Capital Market on March 4, 2022, multiplied by 85%.

(6)	The Registrant does not have any fee offsets.